UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 14, 2009

Discovery Communications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34177	35-2333914
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Discovery Place, Silver Spring, Maryland		20910
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	240-662-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 14, 2009, Discovery Communications Holding, LLC ("DCH"), a subsdiary of Discovery Communications, Inc. ("Discovery") entered into Amendment No. 1 (the "Amendment") to its Credit, Pledge and Security Agreement dated as of May 14, 2007 with Bank of America, N.A. (as administrative agent and a lender) and the other lenders named therein ("Term Loan B"). The Amendment revises Section 7.09 of the Term Loan B so as to permit any indebtedness otherwise permitted to be incurred by any restricted subsidiary (as defined in Term Loan B) or DCH to contain restrictions similar to provisions in DCH's and its subsidiaries' existing credit facility and privately placed notes, subject to certain conditions. These provisions include restrictions on limitations on guarantees, liens and restricted payments.

Term Loan B was further amended in order to eliminate DCH's obligation to give existing lenders ten business days to commit to any additional term facility.

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 14, 2009, DCH entered into Credit Agreement Supplement No. 1 ("Term Loan C") to its Term Loan B with Bank of America, N.A. (as administrative agent and a lender). Pursuant to Term Loan C, DCH incurred $500 million of indebtedness, which matures on May 14, 2014. The Term Loan C indebtedness is repayable in equal quarterly installments of $1.25 million beginning June 30, 2009 through March 31, 2014, with the balance due on the maturity date and bears interest at an initial interest rate of LIBOR plus 3.25%, with a LIBOR floor of 2.00%. Term Loan C contains customary representations and warranties, events of default, affirmative covenants and negative covenants (which impose restrictions and limitations on, among other things, dividends, investments, additional indebtedness, asset sales and capital expenditures) and a total leverage ratio financial maintenance covenant, each of which are identical to Term Loan B. DCH is permitted to prepay the loans in whole or in part at any time at its option, on at least three (3) business days prior notice in the case of eurodollar rate loans and with notice given on the date of repayment in the case of base rate loans, with no prepayment penalty. Term Loan C is secured by the same assets as Term Loan B.

The events of default under Term Loan C are identical to those under Term Loan B and include: (a) failure to pay the principal of (or premium, if any, on) Term Loan C when due; (b) failure of DCH to perform any other covenant under Term Loan C; (c) certain events of bankruptcy, insolvency or reorganization; (d) an event of default on any other Indebtedness (as defined in Term Loan C) having an aggregate amount outstanding in excess of $25 million which has caused the holders thereof to declare such Indebtedness due and payable in advance of its scheduled maturity; (e) failure to pay at stated maturity (and the expiration of any grace period) any other Indebtedness for borrowed money of DCH or any of its Restricted Subsidiaries (as defined in Term Loan C) in excess of $25 million; and (f) final judgment for the payment of money which exceeds $15 million rendered against DCH or any Restricted Subsidiary by a court which remain unstayed or undischarged for a period of 10 days.

The proceeds from Term Loan C were used to repay outstanding indebtedness under Discovery Communications, LLC's (a subsidiary of DCH) Credit Agreement dated as of June 15, 2004 with Bank of America, N.A. (as administrative agent and a lender), as amended.

Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as joint lead arrangers and joint bookrunners for the Term Loan C facility. Bank of America, N.A., acts as administrative agent for the Term Loan C facility. JPMorgan Chase Bank, N.A. acted as syndication agent for the Term Loan C facility. These institutions acted in similar capacities for the Term Loan B facility. Certain existing lenders under the Term Loan B facility will also be lenders under the Term Loan C facility. In addition, certain of the agents and lenders party to the Term Loan C facility, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Discovery and its subsidiaries for which they have received, and will receive, customary fees and expenses. Banc of America Securities LLC and J.P. Morgan Securities Inc. received customary arrangement fees in connection with their services under the Term Loan C facility.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

May 14, 2009	By:	/s/ Joseph A. LaSala, Jr.

Name: Joseph A. LaSala, Jr.
Title: Senior Executive Vice President, General Counsel and Secretary